Calculation of Filing Fee Tables
S-3
WASTE MANAGEMENT INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Debt Securities of Waste Management, Inc.	457(r)				0.0001531
Fees to be Paid	2	Equity	Common Stock of Waste Management, Inc.	457(r)				0.0001531
Fees to be Paid	3	Equity	Preferred Stock of Waste Management, Inc.	457(r)				0.0001531
Fees to be Paid	4	Other	Warrants of Waste Management, Inc.	457(r)				0.0001531
Fees to be Paid	5	Other	Guarantees of the Debt Securities of Waste Management, Inc. by Waste Management Holdings, Inc.	Other				0.0001531	$ 0.00
Fees to be Paid	6	Other	Units of Waste Management, Inc.	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	Any securities registered hereunder may be sold separately or as units with any other securities registered hereunder. In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), the registrants are deferring payment of all of the registration fees required in connection with this Registration Statement and will pay such fees on a pay-as-you-go basis. An indeterminate number or amount of debt securities, common stock, preferred stock, warrants, guarantees of debt securities and units is being registered as may from time to time be issued by the registrants at indeterminate prices and as may be issuable upon exercise, conversion, redemption, settlement or exchange of any securities registered hereunder, including under any applicable antidilution provisions. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, redemption, settlement or exchange of other securities.

[2]	See Offering Note 1.

[3]	See Offering Note 1.

[4]	See Offering Note 1.

[5]	Any securities registered hereunder may be sold separately or as units with any other securities registered hereunder. An indeterminate number or amount of debt securities, common stock, preferred stock, warrants, guarantees of debt securities and units is being registered as may from time to time be issued by the registrants at indeterminate prices and as may be issuable upon exercise, conversion, redemption, settlement or exchange of any securities registered hereunder, including under any applicable antidilution provisions. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, redemption, settlement or exchange of other securities. Waste Management Holdings, Inc. may fully and unconditionally guarantee any series of debt securities of Waste Management, Inc. being registered. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to such guarantees.

[6]	See Offering Note 1.